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                                                                   EXHIBIT 10.20
                                                              Rev. 3.3 - 6/30/00
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                             SETTLEMENT AGREEMENT
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    This Settlement Agreement (hereinafter "Agreement") is between Crystal
Semiconductor Corporation ("Crystal"), a corporation of the State of Delaware, having its principal place of business at 4210 S. Industrial Drive, Austin, Texas 78744 and OPTi, Inc., ("OPTi"), a corporation of the State of California, having its principal place of business at 3393 Octavius Drive, Santa Clara, California 95054. The Effective Date of this Agreement is June 24, 2000, on which date Crystal and OPTi orally agreed to this Agreement.

    WHEREAS, Crystal filed a patent infringement lawsuit on January 10, 1997, in the United States District Court for the Western District of Texas, Austin Division, captioned Crystal TriTech Microelectronics International PTE Ltd., (the TriTech Microelectronics defendants hereafter referred to as "TriTech") Civil Action No. A 97 CA 026 SS (hereafter the "OPTi Action"), in which Crystal alleged infringement of United States Patent No. 4,746,899; United States Patent No. 4,851,841; and United States Patent No. 5,220,483.

    WHEREAS, on May 17, 1999 the jury in the OPTi Action, inter alia, returned a verdict against OPTi in the amount of $4,732,345 for lost profits damages; an amount of $10,659,906 for price erosion damages; and an amount of $4,000,000 for reasonable royalty damages.

    WHEREAS, on July 23, 1999 the judge entered Judgement against OPTi in the amount of $4,000,000 plus costs, plus post-judgement interest. The Judgement denied the jury verdicts of over $15,300,000 in lost profit and price erosion damages, and denied prejudgement interest.

    WHEREAS, both Crystal and OPTi have appealed the July 23, 1999 Judgement to the United States Court of Appeals for the Federal Circuit. Crystal's appeal is assigned Appeal NO. 99-1559, and OPTi's appeal is assigned Appeal No. 99-1560. These two appeals and an appeal by TriTech were consolidated into one appeal captioned Crystal Semiconductor Corporation v. TriTech Microelectronics International, Inc. and TriTech Microelectronics International PTE Ltd. and OPTi Inc. 99-1558, -1559, -1560, 00-1006 (the "Appeal Action"). In the Appeal Action Crystal appeals to have the jury's lost profits and price erosion verdicts reinstated, plus the ordering of prejudgement interest. OPTi appeals to have its liability under U.S. 4,746,899 reduced to zero.

    WHEREAS, Crystal filed an action in California Superior Court on September 9, 1998 captioned Crystal Semiconductor Corporation v. OPTi Inc. and Does 1 through 1050, No. CV776536, seeking to compel OPTi to preserve assets sufficient to pay a final judgement in the OPTI action ("the California State Court Action").

    WHEREAS, OPTi has transferred to Crystal shares of Tripath stock ("Tripath Stock") as collateral to cover the amount of the fiscal award to Crystal of damages caused by OPTi's infringement in the OPTi Action.

    WHEREAS, the Parties mutually desire to compromise and settle and to resolve all of their disputes arising from the OPTi Action, while leaving intact and unaffected (except for any offset to avoid double compensation to Crystal) Crystal's claims against TriTech, including those claims where TriTech has been adjudicated to be jointly and severally liable with OPTi;
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     THEREFORE, in consideration of good and valuable consideration and of the covenants and other terms set forth herein, the Parties agree to enter into this Agreement.

     A.   Crystal agrees as follows:

          1. Crystal agrees and covenants to seek any and all recovery from the OPTi Action solely from TriTech, and not from OPTi, expressly including any portion of the awards determined to be joint and several as between TriTech and OPTi.

          2.1 Crystal agrees to discharge forty-two percent (42%) of the monetary obligations owed to Crystal by OPTi, corresponding to forty-two percent (42%) of OPTi's acts of infringements, upon receipt of the first payment required by paragraph B.2. Crystal agrees to discharge another twenty-nine percent (29%) of the monetary obligations owed to Crystal by OPTi, corresponding to the twenty-nine percent (29%) of OPTi's acts of infringements, upon receipt of the second payment required by paragraph B.2. Crystal agrees to discharge the final twenty-nine percent (29%) of OPTi's acts of infringements, upon receipt of the third and final payment required by paragraph B.2.

          3. Crystal agrees to return to OPTi the Tripath Stock upon receipt of the third and final payment required by paragraph B.2.

     B.  OPTi agrees as follows:

     1. OPTi agrees to pay to Crystal a total royalty amount of $7.0 million for all acts of infringement found to have been committed by OPTi in the OPTi Action. OPTi agrees to pay this amount according to three royalty payments as scheduled in paragraph B.2. These royalty amounts are the result of a settlement of a dispute, to achieve (i) immediate resolution of the dispute and
(ii) immediate peace between Crystal and OPTi, and are independent of, and unaffected by, the eventual outcome of the Appeal Action.

     2. OPTi agrees to pay to Crystal royalties for its acts of infringement from the OPTi Action as follows: The first royalty payment in the amount of $3.0 million is for forty-two percent (42%) of the acts of infringement and is due on or prior to June 24, 2000. The second royalty payment in the amount of $2.0 million is for twenty-nine (29%) of the acts of infringement and is due in August on or prior to August 8, 2000. The third and final royalty payment in the amount of $2.0 million is for the remaining twenty-nine percent (29%) of the acts of infringement and is due in October on or prior to October 15, 2000.
OPTi agrees to electronically transfer the payments on the dates specified to Crystal's bank as follows:

     Acct. No. 4801897513

     Cirrus Logic, Inc.


                                       2
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      Wells Fargo Bank

      AGA# 121000248

      C.   Both parties mutually agree as follows:

           1.1. It is the intent and agreement of the parties that the District Court's July 23, 1999 Judgment in the OPTi Action remain in full force and effect against OPTi (including the injunction), except for the amount of damages against OPTi, which has been liquidated by this Settlement Agreement, regardless of the outcome of the Appeal Action. Within ten days of the Effective Date of this Agreement, the parties will take appropriate action to have the District Court enter an Order to this effect.

           1.2. It is the intent and agreement of the parties to have OPTi dismissed as a party to Crystal's appeal in the Appeal Action and to dismiss OPTi's cross-appeal in the Appeal Action without affecting the effect or enforceability of the Judgment of the District Court, except as modified in paragraph C.1.1. Within ten days of the Effective Date of this Agreement, Crystal and OPTi will move jointly in the Federal Circuit to have OPTi dismissed as a party to Crystal's appeal (without any effect on the substantive issues in Crystal's appeal) and to dismiss OPTi's cross appeal on terms consistent with this paragraph and with paragraph C.1.1.

           1.3. Upon receipt by Crystal of the last payment required by paragraph B.2, Crystal and OPTi agree to release and forever discharge each other, and their past and present officers, directors, attorneys, subsidiaries, successors, and parent companies (collectively "the Released Parties"), from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorney fees and liabilities of any nature whatsoever, which either OPTi or Crystal has or claims to have against any or all of the Released Parties arising out of the OPTi Action.

           1.4. Upon receipt of the last payment described in paragraph B.2, Crystal and OPTi agree to dismiss with prejudice all claims now pending in the California State Court action, and to release each other from all claims that were brought or could have been brought in that action up to the date of the dismissal of that action. The parties will move jointly with ten business days of receipt of the last payment to dismiss this action.

           2. If any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provision, and the court shall enforce all remaining provisions to the extent permitted by law.

           3. Crystal and OPTi agree that this Agreement and its terms are confidential and agree further not to disclose the terms and conditions of this Agreement, except as required by law, and after notice to the other party hereto. The existence of this agreement, including the identity of the other party, but not the terms, may be disclosed.

           4. This Agreement shall bind and benefit Crystal and OPTi, and each of their respective parents, successors, and assigns.

           5. This Agreement shall be deemed to have been entered into in the State of
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Texas and shall be construed and interpreted in accordance with the laws of that state. The parties further agree that the United States District Court for the Western District of Texas shall be the proper and exclusive forum for any action or proceeding arising out of or related to this Agreement. Any proceeding to enforce, or to resolve disputes arising under or relating to, this Agreement shall be brought in that court. If for some reason these federal courts are found to lack jurisdiction, then the state courts of the state of Texas in Travis County shall be the proper and exclusive forum for any action or proceeding arising out of or related to this Agreement. Each Party agrees to accept service of process by registered mail addressed to its registered agent. In any such proceeding, neither Party shall assert that such court lacks jurisdiction over it or the subject matter of the proceeding.

           6. Each party agrees that if suit is necessary to enforce this Agreement, then the prevailing Party will recover all costs and expenses sustained on account of such action, including the cost of attorney fees and all other necessary costs and expenses of such action or proceeding.

           7. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

           8. This Agreement will not be binding upon the Parties until it has been signed herein below by or on behalf of all parties hereto. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed as aforesaid. This document embodies the entire understanding of the Parties regarding the subject matter hereof, and merges all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

           9. This Agreement was prepared jointly by the Parties and shall not be construed against any Party.

           10. All Parties shall bear their own attorneys' fees, costs and expenses associated with the OPTi Action and the Appeal Action and any other matters covered herein.

           11. Each party agrees to execute and provide such documents for the benefit of the other as are necessary to effect the agreed upon provisions found herein.
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     IN WITNESS WHEREOF, the Parties hereto, through their respective designated representatives who have authority to execute this Agreement on their behalf, have caused this Agreement to be duly signed and executed as of the dates below.

                                               CRYSTAL SEMICONDUCTOR CORPORATION

Date:                                          By:     Signature Illegible
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                                               Title:
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                                               OPTI, INC.

Date:     July 7, 2000                         By:     Signature Illegible
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                                               Title:  President & CEO
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